Exhibit 10.32

RETAINER AGREEMENT

XELR8 Holdings, Inc. (“the Client”) engages Wolfe Axelrod Weinberger Associates LLC (“WAW”), as its financial public relations firm for a program of financial communications and investor relations.

Client is engaging WAW to perform financial public relations services.

This agreement is intended to memorialize the duties and responsibilities of the parties with respect to such services and Information (as defined below) concerning the Client as previously discussed.

The terms of the engagement are as follows:

1.             Compensation.

(a)           Base Retainer Fee:  At the rate of $8,000 per month for the initial year of the engagement period which will begin on January 25, 2008.  If a positive net income is stated on the quarterly report of Client filed with the Securities and Exchange Commission (Form 10-Q) for any quarter during the term of this Agreement, then, beginning with the month following such quarter, the rate of the monthly base retainer fee shall increase to $12,000.

(b)           Additional Compensation—Options to Purchase Client Stock.  In addition to the monthly retainer, Client agrees to make a one-time grant to WAW of 300,000 options to purchase fully paid and non-assessable shares of common stock of Client exercisable at the price of $1.50 (subject to adjustment as provided below).

(i)                                     The options shall vest ratably over the initial year of the Agreement.

(ii)                                  Each option will have a five-year duration commencing with the vesting date.

(iii)                               Each holder of an option and each holder of a share underlying an option shall have customary piggyback registration rights with respect to the shares underlying the options held by such person or entity, subject to customary market and underwriter’s carveouts.  The Client shall bear all expenses relating to such registration, including SEC, and other filing fees, auditors fees, attorneys fees and other customary expenses (other than underwriters’ compensation for an underwritten offering and brokerage fees for sales through market makers and broker dealers in a non-underwritten offering).  The registration rights shall continue until the earlier of such time as (i) the underlying shares are registered under the Securities Act of 1933, as amended (The “Securities Act”) or such time as they may be sold pursuant to Rule 144(K) under the Securities Act.  The shares underlying the options shall be listed for trading at the issuer’s expense on each exchange and market upon which the class of securities underlying the options are traded or for which a market is made.  At its discretion, WAW may choose to exchange its options for shares under a cashless exercise transaction.  The option set forth herein shall be exercised through delivery of an executed subscription agreement in substantially the form attached hereto as Annex B.

(iv)                              The options may not be transferred without the prior written consent of the Client, which shall not be unreasonably withheld, delayed or conditioned.  However, the options may be transferred in whole or in part to one or more employees or members of WAW, subject to compliance with applicable securities laws.

(v)                                 Until exercise of the options and tender of the exercise price, the exercising holder shall not be deemed to be a shareholder for all purposes.

(vi)                              Appropriate adjustments in the number of options and option exercise price shall be made for all recapitalizations, stock splits, stock dividends and other similar or dissimilar changes in the capital structure of the Client.  Upon the request of WAW, the Client shall provide to WAW a certificate issued by its chief financial officer setting forth any adjustments in the number of options or option exercise price required by this subparagraph.

(c)           Additional Compensation—First Profitable Quarter Bonus.  With respect to the first quarter, if any, during the term of this Agreement in which a positive net income is stated on the quarterly report of Client filed with the Securities and Exchange Commission (Form 10-Q), WAW shall receive a one-time bonus in the amount of $12,000.  This bonus compensation, if earned, shall be payable in one lump sum within 60 days of the end of the relevant quarter.

(d)           Additional Compensation—Closing Price Goal Bonus.  If, prior to January 15, 2009, the common stock of the Client shall have a closing sales price of greater than $2.50 per share for 20 or more consecutive trading days, then WAW shall be entitled to a one-time additional bonus in the amount of $75,000, payable in one lump sum within 60 days of the date on which the condition is satisfied.

2.             Other Fee Matters.

Should the Client require additional financing, WAW has relationships with merchant and investment bankers, private placement professionals and other intermediaries available to the Client for the solicitation of funds.  To the extent that Client specifically requests WAW to assist it in procuring such additional financing, then the terms of such retention shall be negotiated at such time.  WAW acknowledges that Client currently has, and from time-to-time may continue to enter into financing arrangements with third parties without any involvement by WAW.

3.             WAW Duties.

In its role as financial public relations advisor to the Client WAW shall assist the Client to:

(a)                                  Analyze the Client’s business and industry, following which a comprehensive fact sheet summarizing the Client’s corporate and financial profile will be created/revised for distribution to investment professionals and the press.  Client shall be responsible for the accuracy of the statement therein and shall hold WAW harmless from and against any claims relating thereto. WAW shall advise and assist the Client in distributing the profile utilizing WAW’s relationships, including the Dow Jones wire service and ticker.

(b)                                 Contact appropriate investment newsletters and encourage editors to research Client as a possible investment opportunity.

(c)                                  Work collaboratively with any other entity used by the client to develop a strategy to promote Client to the financial and trade press, key decision leaders, and industry-relevant meetings in the security industries.

(d)                                 Work collaboratively with any other entity, whose primary responsibility will be public relations, branding, marketing materials, placement in trade publications, and public speaking engagements at trade events.

(e)                                  Counsel the Client in its overall activities with the financial community through consultation with its management.

(f)                                    Write and/or edit, and make suggestions concerning all press releases, quarterly reports to shareholders, annual shareholder letter and other written communications as well as disseminate such information through appropriate channels.

(g)                                 Prepare/revise, along with management, presentation materials for meetings with the investment community.

(h)                                 Establish a mailing list of financial contacts for the benefit of Client, and maintain and update the list.  This mailing list shall be utilized by Client at any time during the term of WAW’s engagement but shall remain the sole property of WAW.  However, any shareholder or other names given to WAW by Client shall remain the sole property of the Client.  All names acquired by WAW in the course of its activities for the Client will be supplied to the Client on written request made during the engagement period.  WAW represents that any names or contact information provided to WAW by it or its agents or representatives shall not include any individuals that have requested not to be contacted, including, without limitation individuals that have been listed on any state or federal so called “do not call list”.

(i)                                     WAW will endeavor to arrange meetings with qualified brokers, money managers, institutional investors, analysts, portfolio managers, etc. in regional financial centers such as NYC, Boston, Los Angeles, San Francisco, Chicago, Minneapolis and Philadelphia. In addition, WAW will use its best efforts to arrange to have Client present at appropriate investor conferences.

4.             Representations and Warranties of WAW.

In performing its duties hereunder, WAW represents that all times it will be in compliance with applicable laws, rules and regulations, including those of the Securities Act and the rules and regulations promulgated thereunder.

5.             Term, Renewal and Early Termination of Engagement.

Term. This Agreement shall commence on January 28, 2008.

The engagement of WAW to perform services hereunder shall continue for a period of one year starting with the commencement date and ending on the last day of the 12th month following such date.  The engagement will be renewed every 12 months for successive additional twelve (12) month periods (individually, each being a “Renewal Period”) under the terms and conditions of this Agreement unless the Client provides WAW with prior written notice of its intention to terminate the engagement at least 30 days prior to the expiration of the then current term.  For each renewal term, the parties shall negotiate in good faith concerning the appropriate annual base retainer fee. Until they reach agreement, the fee due for the prior month shall continue as the monthly fee due to WAW for its services.

6.             Early Termination of Engagement Upon Notice.

The Client or WAW will have the option of canceling the Agreement under the following conditions and resolutions:

(i)                                     WAW may resign as an advisor to the Client upon notice to Client at any time when securities of the Client are suspended from trading by order of the Securities and Exchange Commission, by any exchange or market upon which its securities are listed or are delisted by such exchange or market, or if the Client fails to provide to WAW accurate and timely information  necessary for WAW to perform its duties hereunder, or if a material breach of this Agreement by Client shall not be timely cured by the Client within at least ten (10) after receipt by Client of written notice of such breach.  A resignation by WAW under this paragraph shall terminate the obligation of Client to pay base retainer fees to WAW from and after the effective date of the resignation, but shall not affect the options granted to WAW or the other rights of WAW hereunder.  However, in the event that WAW terminates this Agreement at any time for any reason other than those specified above in this paragraph or paragraph (ii) below, then only the options that have vested as of such date shall be exercisable, but only for a ninety-day period from such termination by WAW.

(ii)                                  Either party at any time may terminate WAW’s engagement hereunder (a) upon actions by the other party that are fraudulent in nature or (b) for “cause”.  For the purposes of this Agreement “cause” shall be deemed to be a breach of any of the terms of this Agreement or of any representation and warranty contained herein and the failure to cure such a breach after notice is given, to the extent it is curable.  Upon any such termination by Client the obligation of Client to pay base retainer fees and additional compensation under Sections 1(c) and (d) to WAW shall terminate immediately. In the event such termination is by Client pursuant to this paragraph, then only options that have vested as of such date shall be exercisable, but only for a ninety-day period from such date of termination.

(iii)                               Return of Property Upon Termination of Engagement.  Upon termination of WAW’s services under this Agreement, WAW shall return to the Client all tangible personal property owned by the Client and in WAW’s possession or control (other than such Information and property that WAW deems in good faith to be necessary to retain for potential or actual litigation or purposes of governmental investigations), conditioned upon receipt of full payment by the Client of all amounts due and owing under this Retainer Agreement and Client’s performance of its duties and obligations hereunder.

(iv)                              Survival.  The provisions of Sections 1, 5, 7, 8, 10 and11 and Annex A shall survive the expiration or termination of this Agreement or of WAW’s engagement to provide services hereunder.

7.             Out-of-Pocket Expenses.

Client shall reimburse WAW for any and all expenses incurred and expenditures made on behalf of the Client during the Term of this engagement.  All expenses shall be submitted to the Client with appropriate backup.  No mark up will be applied by WAW to any expenses incurred by WAW for the Client.  These expenses include, but are not limited to, the following:

Telephone, photocopying, postage for releases and postage for inquiries, messenger service, information retrieval service, monitoring advisory service, all production costs for printing releases including the paper, envelopes, folding, insertion, and delivery to the post office.

WAW may incur expenses in accordance with a quarterly budget that is approved by Client, or on an ad-hoc basis with the written approval of Client.

8.             Termination Expenses.

All unpaid bills must be paid in full at the time of resignation or termination of WAW’s duties as an advisor.  Resignation or termination shall not relieve the Client of its obligation to pay all amounts accrued prior to such termination and shall not limit WAW or Client, as the case may be, from pursuing other remedies which may be available to it.

9.             Approval.

All stockholder communications, press releases and other materials prepared and disseminated on the Client’s behalf by WAW will be subject to the Client’s prior approval as to form and content.  Client shall be solely responsible for the content, timeliness and accuracy of the information.

10.           Confidentiality: Use of Information.

The Client will furnish (or will use reasonable efforts to cause its counsel and other third parties to furnish) to WAW accurate and complete information as may be necessary or appropriate for purposes of performing services under this Agreement (the “Information”).  Client recognizes and confirms that WAW assumes no responsibility for the accuracy and completeness of the Information (including information available from generally recognized public sources) and will be using and relying upon the Information (and information available from generally recognized public sources) without assuming responsibility for independent verification or independent evaluation of any of the assets or liabilities (contingent or otherwise), business, prospects or other Information of or relating to the Client or any third party.

WAW agrees to preserve the confidentiality of any information disclosed by the Client to WAW, except for such disclosure as may be required by court order, subpoena or other judicial process.

If WAW or any of its representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Information or other materials in its possession, it shall provide the Client with notice of any such request or requirement so that the Client may seek a protective order, confidential treatment or other appropriate remedy and/or waive compliance with the provisions of this letter agreement.  If, in the absence of a protective order or other remedy or the receipt of a waiver from the Client, WAW or any of its representatives may nonetheless, upon the advice of its outside counsel, legally compelled to disclose Information or materials to any tribunal, commission, board, exchange, market or governmental agency or else stand liable for contempt or suffer other censure or financial penalty, WAW or its representative may, without liability hereunder, disclose to such requester the Information or materials which such counsel advises it that WAW is legally required to be disclosed.

11.           Indemnification.

Client and WAW each hereby agree to the indemnification provisions set forth in Annex A which is attached and incorporated by reference in its entirety to this Agreement.

12.           Independent Contractor.

The Client acknowledges that in performing its services, WAW is acting as an independent contractor and not as a fiduciary, agent or otherwise, with duties owing solely to the Client.  Client acknowledges that WAW has and will have other clients that may compete with or be adverse to Client in litigation or other matters.  Client consent thereto and agrees that WAW may represent or continue to serve such entities during the term of this engagement.  WAW has no authority to bind the Client or to make representations or warranties on behalf of the Client.

13.           Legal Recourse.

Any dispute(s) or claim(s) with respect to this Agreement or the performance of any obligations there under, may be brought in a court of competent jurisdiction in the State of New York.  The Client and WAW, each, irrevocably submits to the jurisdiction of any court of the State of New York located in the City and County of New York and to the jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or relating to this Agreement, the options, the securities mentioned herein or WAW’s engagement hereunder.  Each of the parties, recognizing the costs and uncertainty of trial by jury hereby waives any right it may have to a trial by jury in respect of any claim brought by or on behalf of either party based upon, arising out of or in connection with this Agreement, the options, the securities mentioned herein or WAW’s engagement hereunder.

14. Miscellaneous.

This Agreement and the Annexes hereto set forth the entire understanding of the parties concerning its subject.  It may not be modified, terminated or superseded and no provision may be waived orally.  Amendments, termination, superseding agreements and waivers must be in a writing specifically referencing this Agreement if they are to be effective.

This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein.  Any choice of law rules that might apply any other laws shall not apply.

All rights, liabilities and obligations hereunder will be binding upon and inure to the benefit of Client and WAW, each Indemnified Party (as defined in Annex A) and their respective successors and permitted assigns.

This is a personal services agreement and cannot be assigned or delegated, by either party, without the prior written consent of both parties, which consent shall not be unreasonably withheld, delayed or conditioned.  Unauthorized assignments shall be null and void.

WOLFE AXELROD WEINBERGER ASSOC. LLC.	XELR8 HOLDINGS, INC.

/s/ Stephen D. Axelrod	/s/ John D. Pougnet
Stephen D. Axelrod, CFA	John D. Pougnet, CPA
Managing Member	Chief Executive Officer

Date: January 25, 2008	Date: January 25, 2008

ANNEX A
INDEMNIFICATION

This Annex is an integral part of an engagement Agreement with
WOLFE AXELROD WEINBERGER ASSOC. LLC (“WAW”).

Each of the Client and WAW (hereinafter, each an “Indemnifying Party”) hereby agree to indemnify and hold harmless the other and its affiliates and respective current and former members, directors, officers, employees, agents, principal shareholders and controlling persons (each such person, including WAW and Client, an “Indemnified Party”) to the extent fully permitted by law from and against any losses, claims, damages and liabilities, joint or several (collectively, the “Damages”), to which such Indemnified Party may become subject in connection with or otherwise relating to or arising from the Agreement or the performance by WAW of services thereunder, and will reimburse each Indemnified Party for all fees and expenses (including the fees and expenses of counsel) (collectively, “Expenses”) as incurred in connection with investigating, preparing, pursuing or defending any threatened or pending claim, action, proceeding or investigation (collectively, the “Proceedings”) arising therefrom, whether or not such Indemnified Party is a formal party to such Proceeding.  However, no such Indemnifying Party shall be liable to any such Indemnified Party to the extent that any Damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder.

If for any reason other than in accordance with the Agreement, the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then the Indemnifying Party will contribute to the amount paid or payable by an Indemnified Party as a result of such Damages (including all Expenses incurred) in such proportion as is appropriate to reflect the relative benefits to such Indemnifying Party on the one hand, and Indemnified Party on the other hand, in connection with the matters covered by the Agreement or, if the foregoing allocation is not permitted by applicable law, not only such relative benefits but also the relative faults of such parties as well as any relevant equitable considerations.

Neither Client nor WAW shall enter into any waiver, release or settlement of any Proceeding (whether or not any other Indemnified Party is a formal party to such Proceeding) in respect of which indemnification may be sought hereunder without the prior written consent of the other (which consent will not be unreasonably withheld), unless such waiver, release or settlement (i) includes an unconditional release of each Indemnified Party from all liability arising out of such Proceeding and (ii) does not contain any factual or legal admission by or with respect to any Indemnified Party or any adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.

The indemnity, reimbursement and contribution obligations hereunder will be in addition to any liability which either the Client or WAW may have at common law or otherwise to any Indemnified Party and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Client, WAW or an Indemnified Party.  The provisions of this Annex will survive the modification or termination of the Agreement and may not be modified, waived, amended or superseded unless such act is memorialized in a writing signed by the Client and by WAW and each affected Indemnified Party.  Oral waivers, amendments, termination or superseding agreements shall be of no effect.

ANNEX B
SUBSCRIPTION FORM

This Annex is an integral part of an engagement Agreement with
WOLFE AXELROD WEINBERGER ASSOC. LLC (“WAW”).

(To be Executed by the WAW to Exercise the Option To Purchase Common Stock Evidenced by the Within Retainer Agreement)

                WAW hereby irrevocably subscribes for                shares of the Common Stock (the “Stock”) of XELR8 Holdings, Inc. (the “Company”) pursuant to and in accordance with the terms and conditions of the Option described in the attached Retainer Agreement between WAW and the Company (the “Option”), and hereby makes payment of $               therefor by [tendering cash, wire transferring or delivering a certified check or bank cashier’s check, payable to the order of the Company].  WAW requests that a certificate for the Stock be issued in the name of the WAW and be delivered to WAW at the address stated below.

                WAW understands that if at this time the Stock has not been registered under the Securities Act of 1933 (the “Securities Act”), WAW hereby represents to the Company that it is acquiring the Stock for its own account for investment and not with a view to, or for resale in connection with, a distribution of the shares within the meaning of the Securities Act. WAW must hold such Stock indefinitely unless the Stock is subsequently registered and qualified under the Securities Act or is exempt from such registration and qualification.  WAW shall make no transfer or disposition of the Stock unless (a) such transfer or disposition can be made without registration under the Securities Act by reason of a specific exemption from such registration and such qualification, or (b) a registration statement has been filed pursuant to the Securities Act and has been declared effective with respect to such disposition.  WAW agrees that each certificate representing the Stock delivered to it shall bear substantially the same as the following:

THESE SHARES OF COMMON STOCK HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY OTHER SECURITIES LAWS, HAVE BEEN TAKEN FOR INVESTMENT, AND MAY NOT BE SOLD OR TRANSFERRED OR OFFERED FOR SALE OR TRANSFER UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS WITH RESPECT TO SUCH SECURITIES IS THEN IN EFFECT, OR IN THE OPINION OF COUNSEL TO THE ISSUER OF THESE SECURITIES, SUCH REGISTRATION UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS IS NOT REQUIRED.

                WAW further agrees that the Company may place stop transfer orders with its transfer agent same effect as the above legend.  The legend and stop transfer notice referred to above shall be removed only upon my furnishing to the Company of an opinion of counsel (reasonably satisfactory to the Company) to the effect that such legend may be removed.

Date:	WOLFE AXELROD WEINBERGER ASSOC. LLC.

Stephen D. Axelrod, CFA Managing Member
Address: 317 Madison Avenue, Suite 515 New York, New York 10017

INVOICE

XELR8 HOLDINGS, INC.

Retainer fee for the first month — January 15, 2008 to February 14, 2008                                                                       $8,000